UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2011

The KEYW Holding Corporation
(Exact name of registrant as specified in its charter)

Maryland	001-34891	27-1594952
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1334 Ashton Road, Suite A
Hanover, MD  21076
(Address of Principal Executive Offices) (Zip Code)

(443) 270-5300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

On March 14, 2011, Commercial Office Properties Trust (COPT) entered into a written sales plan pursuant to the guidance specified by Rule 10b5-1 under the Securities Exchange Act of 1934.  COPT is managed by a ten member Board of Trustees, including Mr. Randall M. Griffin, Chief Executive Officer and Trustee of COPT, who also serves on our board of directors. COPT’s shares are subject to a lock-up agreement, entered into pursuant to our initial public offering, which restricts the sale of such shares until March 30, 2011.  This plan has been approved pursuant to the terms of our trading policies and procedures.  COPT has entered into this plan as an opportunity to undergo an orderly and gradual reduction of their position in order to redeploy these assets towards their core business purposes.

Rule 10b5-1 enables corporate insiders, such as directors and officers, to establish stock trading plans for the orderly sale of predetermined amounts of securities.  Such plans may be initiated only when the applicable insiders or their affiliates are not in possession of material, non-public information.  The rule allows persons adopting such plans to sell shares over a predetermined period of time, at specific predetermined prices in the future, even if subsequent material  non-public information becomes available to them.

COPT’s plan is effective April 6, 2011, and provides for the sale of shares of KEYW common stock as follows:

Total Share Amount	500,000	500,000	600,000
Initial Sale Date	4/6/2011	7/1/2011	10/1/2011
Last Sale Date	6/30/2011	9/30/2011	12/31/2011

Amounts are subject to the limitations of Rule 144 and any shares that cannot be sold in a quarter due to such limitations or cannot be sold due to predetermined sales criteria not being met will be eligible for sale in the subsequent quarter(s), subject to the limitations of Rule 144.

This plan provides for the sale of up to approximately 51% of COPT’s beneficial ownership of KEYW common stock, including 50,000 presently exercisable rights to acquire common stock through warrants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The KEYW Holding Corporation

Date: March 29, 2011	By:	/s/ John Krobath
	Name:	John Krobath
	Title:	Chief Financial Officer